As Filed with the Securities and Exchange Commission on April 26, 2006
Registration No. 333-119265

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-effective Amendment
No. 2 to
FORM S-11
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CORPORATE PROPERTY ASSOCIATES 16 - GLOBAL INCORPORATED
(Exact Name of Registrant as Specified in Its Governing Instrument)
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Address Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gordon F. DuGan
Corporate Property Associates 16 - Global Incorporated
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Robert E. King, Jr., Esq. Kathleen L. Werner, Esq. Clifford Chance US llp 31 West 52nd Street New York, New York 10019	Gilbert G. Menna, Esq. Suzanne D. Lecaroz, Esq. Goodwin Procter llp Exchange Place, 53 State Street Boston, Massachusetts 02109

     Approximate date of commencement of proposed sale to the public: As soon as possible after effectiveness of the Registration Statement.
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Securities	Aggregate	Amount of
Being Registered	Offering Price	Registration Fee

Common Stock	$550,000,000	$64,735(2)
Common Stock(1)	$400,000,000	$47,080(2)

(1)	Represents shares issuable pursuant to the registrant’s Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan.

(2)	Filing fee previously paid.
     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on the date the Commission, acting pursuant to said Section 8(a), determines.

EXPLANATORY NOTE
      This Post-effective Amendment No. 2 to the Registration Statement (File No. 333-119265) is being filed to update Item 31 (Other Expenses of Issuance and Distribution) and to include sub-clause(c) under Item 37 (Undertakings). This Post-effective Amendment No. 2 does not modify any provision of the prospectus and accordingly, the prospectus has not been included herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee	$152,040
NASD filing fee	30,500
Legal fees and expenses	4,200,000
Printing and engraving	950,000
Accounting fees and expenses	225,000
Blue sky expenses	220,000
Escrow and transfer agents’ fees and expenses	540,000
Advertising and sales literature	700,000
Miscellaneous	2,965,000	(1)

TOTAL	$9,982,540	(2)

(1)	Estimated. This amount includes wholesaling expense reimbursements and other expense reimbursements for sales seminars, sales incentives and due diligence expense reimbursements.

(2)	All amounts, other than SEC registration fee and NASD filing fee, are estimates.
ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.
      In June 2003, Carey Asset Management purchased 20,000 shares of our common stock for $200,000 cash. Through March 31, 2006, an additional 334,653.63 shares of our common stock were issued to Carey Asset Management and 74,132.272 shares of our common stock were issued to W. P. Carey International as consideration for services provided pursuant to our Advisory Agreement. Since none of these transactions were considered to have involved a “public offering” within the meaning of Section 4(2) of the Securities Act, as amended, the shares issued were deemed to be exempt from registration. In acquiring our shares, W. P. Carey & Co. LLC represented that such interests were being acquired by it for the purposes of investment and not with a view to the distribution thereof.
ITEM 34. INDEMNIFICATION OF OFFICERS AND DIRECTORS.
      We maintain a directors and officers liability insurance policy. The organizational documents limit the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law and provide that a director or officer may be indemnified to the fullest extent required or permitted by Maryland law. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:
      — the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;
      — the director or officer actually received an improper personal benefit in money, property or services; or
      — with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
      Any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the shareholders. Indemnification could reduce the legal remedies available to us and the shareholders against the indemnified individuals.
      This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the shareholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our shareholders, although the equitable remedies may not be an effective remedy in some circumstances.

      Notwithstanding the foregoing, our directors, officers of W. P. Carey & Co. and their affiliates will be indemnified by us for losses arising from our operation only if all of the following conditions are met:
      — the directors, W. P. Carey & Co. or their affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;
      — the directors, W. P. Carey & Co. or their affiliates were acting on our behalf or performing services for us;
      — the liability or loss was not the result of negligence or misconduct by the directors (excluding independent directors), W. P. Carey & Co. or their affiliates;
      — the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our shareholders; and
      — the independent directors will be indemnified by us if the liability or loss was not the result of gross negligence or willful misconduct by the independent directors.
      In addition to any indemnification to which directors and officers shall be entitled pursuant to the General Corporation Law of Maryland, the organizational documents provide that we shall indemnify other employees and agents to the extent authorized by the directors, whether they are serving us or, at our request, any other entity. Provided the above conditions are met, we have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from any loss or liability arising out of the performance of its/their obligations under the advisory agreement.
      We will not indemnify our directors, officers, the advisor and its affiliates and any persons acting as a broker-dealer for losses and liabilities arising from alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of CPA®:16 - Global were offered or sold as to indemnification for violation of securities laws.
      As a result, we and our shareholders may be entitled to a more limited right of action than we and you would otherwise have if these indemnification rights were not included in the advisory agreement.
      We have been informed that the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors, officers, W. P. Carey & Co. LLC or their affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

•	approves the settlement and finds that indemnification of the settlement and related costs should be made; or

•	there has been a dismissal with prejudice or a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.
      The following financial statements are included in this prospectus.
      (a) Pro Forma Financial Information (Unaudited):
      Management’s Report on Internal Control Over Financial Reporting.
      Pro Forma Consolidated Balance Sheet as of December 31, 2005 (Unaudited).
      Pro Forma Consolidated Statement of Operations, for the year ended December 31, 2004 (Unaudited).
      Pro Forma Consolidated Statement of Operations, for the year ended December 31, 2005 (Unaudited).
      Pro Forma Consolidated Statement of Taxable Income and After-Tax Cash Flow, for the twelve-months ended December 31, 2005 (Unaudited).
      Notes to Pro Forma Consolidated Financial Statements (Unaudited).
      (b) Consolidated Financial Statements, December 31, 2005:
      Report of Independent Registered Public Accounting Firm.
      Consolidated Balance Sheets as of December 31, 2005 and 2004.
      Consolidated Statements of Operations for the years ended December 31, 2005 and 2004 and for the period from inception (June 5, 2003) to December 31, 2003.
      Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2005 and 2004 and for the period from inception (June 5, 2003) to December 31, 2003.
      Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2005 and 2004 and for the period from inception (June 5, 2003) to December 31, 2003.
      Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004 and for the period from inception (June 5, 2003) to December 31, 2003.
      Notes to Consolidated Financial Statements.

Schedules to Consolidated Financial Statements.
Schedule III	—	Real Estate and Accumulated Depreciation.
Schedule IV	—	Mortgage Loans on Real Estate.

      (b) Exhibits

Exhibit No.		Exhibit

3.1		Articles of incorporation of Corporate Property Associates 16-Global Incorporated (Incorporated by reference to Exhibit 3.1 to the registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form S-11 (File No. 333-106838) filed December 10, 2003)
3.2		Bylaws of Corporate Property Associates 16-Global Incorporated (Incorporated by reference to Exhibit 3.2 to the registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-106838) filed November 21, 2003)
4.1		2003 Amended and Restated Distribution Reinvestment and Stock Purchase Plan (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-11 (File No. 333-106838) filed November 4, 2005)
5	.1*	Opinion of Clifford Chance US LLP as to the legality of securities issued
8.1		Opinion of Clifford Chance US LLP as to certain tax matters (Incorporated by reference to Exhibit 8.1 to the registrant’s Current Report on Form 8-K filed March 30, 2006)
10	.1*	Form of Selected-Dealer Agreement by and among Carey Financial, LLC, Corporate Property Associates 16 - Global Incorporated and the selected dealer named therein
10	.2*	Escrow Agreement by and among Corporate Property Associates 16-Global Incorporated, Carey Financial, LLC and Deutsche Bank Trust Company Americas dated January 25, 2006
10.3		Form of Selected Investment Advisor Agreement (Incorporated by reference to Exhibit 10.3 to the registrant’s Post-effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-106838) filed December 23, 2003)
10.4		Amended and Restated Sales Agency Agreement by and between Corporate Property Associates 16-Global Incorporated and Carey Financial, LLC dated March 27, 2006 (Incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed March 30, 2006)
10.5		Second Amended and Restated Advisory Agreement by and between Corporate Property Associates 16-Global Incorporated and Carey Asset Management Corp. dated September 30, 2005 (Incorporated by reference to Exhibit 10.5 to the registrant’s Post-effective Amendment No. 8 to the Registration Statement on Form S-11 (File No. 333-106838) filed November 4, 2005)
10	.6*	Lease Agreement between UH Storage (DE) Limited Partnership, and U-HAUL Moving Partners, Inc., dated as of March 31, 2004
10	.7*	Lease Agreement between UH Storage (DE) Limited Partnership, and Mercury Partners, LP, dated as of March 31, 2004
10	.8*	Loan Agreement between Bank Of America, N.A., as lender, and, UH Storage (DE) Limited Partnership, as borrower, dated as of April 29, 2004
10	.9*	Lease Agreement between TELC (NJ) QRS 16-30, INC. and Telecordia Technologies, Inc., dated as of March 15, 2005
10	.10*	Loan Agreement between Morgan Stanley Mortgage Capital Inc., as lender, and, TELC (NJ) QRS 16-30, INC., as borrower, dated as of March 14, 2005
10	.11*	Guaranty and Suretyship Agreement between U-HAUL International, Inc. as guarantor and UH Storage (DE) Limited Partnership, as Landlord, dated as of March 31, 2004
10.12		Selected Dealer Agreement by and among Corporate Property Associates 16-Global Incorporated, Carey Financial, LLC, Carey Asset Management Corp., W.P. Carey & Co. LLC and Ameriprise Financial Services, Inc. dated March 27, 2006 (incorporated by reference to Exhibit 10.20 to the registrant’s Current Report on Form 8-K filed March 30, 2006)
21	.1*	Subsidiaries of the Registrant
23	.1*	Consent of PricewaterhouseCoopers LLP
23	.2*	Consent of Clifford Chance US LLP (Contained in Exhibit 5.1)
99	.1*	Consent of Ibbotson Associates, Inc.

*	Previously filed with the registrant’s Registration Statement on Form S-11 (No. 333-119265).

Item 37. Undertakings.
      (a) The registrant undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section (10)(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at this time shall be deemed to be the initial bona fide offering thereof; (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; (4) Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
      (b) For purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
      (c) For purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 26, 2006.

CORPORATE PROPERTY ASSOCIATES
16 - GLOBAL INCORPORATED

By:	/s/ Susan C. Hyde

Susan C. Hyde
Executive Director and Secretary
      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated.

Wm. Polk Carey	Chairman of the Board	* Wm. Polk Carey April 26, 2006

Gordon F. DuGan	Chief Executive Officer and Board Member (Principal Executive Officer)	/s/ Gordon F. DuGan Gordon F. DuGan April 26, 2006

Trevor P. Bond	Board Member	* Trevor P. Bond April 26, 2006

Elizabeth P. Munson	Board Member	* Elizabeth P. Munson April 26, 2006

James D. Price	Board Member	* James D. Price April 26, 2006

Mark J. DeCesaris	Managing Director, Acting Chief Financial Officer and Chief Administrative Officer	* Mark J. DeCesaris April 26, 2006

Claude Fernandez	Managing Director and Principal Accounting Officer	* Claude Fernandez April 26, 2006
* By her signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Post-Effective Amendment No. 2 to the Registration Statement on behalf of the persons indicated.
/s/ Susan C. Hyde
_________________________
Susan C. Hyde
* Attorney-in-fact
April 26, 2006

EXHIBIT INDEX

Exhibit No.		Exhibit

3.1		Articles of incorporation of Corporate Property Associates 16 - Global Incorporated (Incorporated by reference to Exhibit 3.1 to the registrant’s Pre-effective Amendment No. 2 to the Registration Statement on Form S-11 (File No. 333-106838) filed December 10, 2003)
3.2		Bylaws of Corporate Property Associates 16 - Global Incorporated (Incorporated by reference to Exhibit 3.2 to the registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-106838) filed November 21, 2003)
4.1		2003 Amended and Restated Distribution Reinvestment and Stock Purchase Plan (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-11 (File No. 333-106838) filed November 4, 2005)
5	.1*	Opinion of Clifford Chance US LLP as to the legality of securities issued
8.1		Opinion of Clifford Chance US LLP as to certain tax matters (Incorporated by reference to Exhibit 8.1 to the registrant’s Current Report on Form 8-K filed March 30, 2006)
10	.1*	Form of Selected-Dealer Agreement by and among Carey Financial, LLC, Corporate Property Associates 16 - Global Incorporated and the selected dealer named therein
10	.2*	Escrow Agreement by and among Corporate Property Associates 16 - Global Incorporated, Carey Financial, LLC and Deutsche Bank Trust Company Americas dated January 25, 2006
10.3		Form of Selected Investment Advisor Agreement (Incorporated by reference to Exhibit 10.3 to the registrant’s Post-effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-106838) filed December 23, 2003)
10.4		Amended and Restated Sales Agency Agreement by and between Corporate Property Associates 16-Global Incorporated and Carey Financial, LLC dated March 27, 2006 (Incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed March 30, 2006)
10.5		Second Amended and Restated Advisory Agreement by and between Corporate Property Associates 16-Global Incorporated and Carey Asset Management Corp. dated September 30, 2005 (Incorporated by reference to Exhibit 10.5 to the registrant’s Post-effective Amendment No. 8 to the Registration Statement on Form S-11 (File No. 333-106838) filed November 4, 2005)
10	.6*	Lease Agreement between UH Storage (DE) Limited Partnership, and U-HAUL Moving Partners, Inc., dated as of March 31, 2004
10	.7*	Lease Agreement between UH Storage (DE) Limited Partnership, and Mercury Partners, LP, dated as of March 31, 2004
10	.8*	Loan Agreement between Bank Of America, N.A., as lender, and, UH Storage (DE) Limited Partnership, as borrower, dated as of April 29, 2004
10	.9*	Lease Agreement between TELC (NJ) QRS 16-30, INC. and Telecordia Technologies, Inc., dated as of March 15, 2005
10	.10*	Loan Agreement between Morgan Stanley Mortgage Capital Inc., as lender, and, TELC (NJ) QRS 16-30, INC., as borrower, dated as of March 14, 2005
10	.11*	Guaranty and Suretyship Agreement between U-HAUL International, Inc. as guarantor and UH Storage (DE) Limited Partnership, as Landlord, dated as of March 31, 2004
10.12		Form of Selected Dealer Agreement by and among Corporate Property Associates 16-Global Incorporated, Carey Financial, LLC, Carey Asset Management Corp., W.P. Carey & Co. LLC and Ameriprise Financial Services, Inc. dated March 27, 2006 (incorporated by reference to Exhibit 10.20 to the registrant’s Current Report on Form 8-K filed March 30, 2006)

Exhibit No.		Exhibit

21	.1*	Subsidiaries of the Registrant
23	.1*	Consent of PricewaterhouseCoopers LLP
23	.2*	Consent of Clifford Chance US LLP (Contained in Exhibit 5.1)
99	.1*	Consent of Ibbotson Associates, Inc.

*	Previously filed with the registrant’s Registration Statement on Form S-11 (No. 333-119265).